Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company to Acquire Assets of Cosmic Pet Products

FAIRPORT HARBOR, OHIO – June 29, 2010 – (OTC BB:OPCO): OurPet’s Company (“OurPet’s), maker of the award-winning line of natural and realistic Play-N-Squeak® cat toys, has entered into an asset purchase agreement with Cosmic Pet Products (“Cosmic Pet”), a leading supplier of catnip. Under the terms of the agreement, OurPet’s will acquire certain assets of Cosmic Pet including all of its brands, such as the iconic Cosmic Catnip.

Cosmic Pet will continue operations at its Hagerstown, Maryland facility as a division of OurPet’s. OurPet’s will also enter into an agreement for sales representation on key products with an affiliate of Cosmic Pet. It is anticipated that the purchased assets of Cosmic Pet will contribute approximately $2.25 million-$2.75 million in revenue and will be accretive to earnings during the next 12 months. Completion of the transaction is subject to due diligence by OurPet’s and other standard conditions to closing; however, it is expected to close during the third quarter of 2010.

Viewed from the perspective of cats and the people who love them, it is a “purr-fect” business transaction. “This is really a win-win for everyone, including the customers, retail dealers and employees of our two companies,” said Dr. Steve Tsengas, the president and founder of OurPet’s “In terms of their corporate philosophy, history and commitment to innovation, OurPet’s and Cosmic Pet share a great deal in common.”

According to Tsengas, this commonality is very evident in the cat products that have been so successful for both companies. “Play-N-Squeak Toys and Cosmic Catnip both represent the standard of excellence in their respective markets,” he said. “The realistic mouse sound that has made Play-N-Squeak Toys so successful was the result of a great deal of extensive research and development. If you look at Cosmic Catnip, you see the same principles at work; it became the best catnip on the market as a result of a lot of hard and intelligent R & D work. Both companies share this vision of excellence.”

Leon Seidman, president and founder of Cosmic Pet echoes Tsengas’ sentiments. “This is a great day for our company,” he said. “We’ve had a lot of suitors interested in acquiring Cosmic Pet, but they didn’t feel right, primarily because we never felt comfortable about their shared commitment to quality. OurPet’s had exactly what we were looking for: a commitment to excellence and cat care, a passion for growth and innovation and a genuine concern for the future of our employees. We’re confident that 10 or 20 years from now, Cosmic Catnip is still going to stand for all of the good things that it stands for today, because OurPet’s is guided by the same principles that have shaped our company.”

Seidman started Cosmic Pet in 1975, when he was a graduate student studying history at the University of Maryland. He got involved with catnip because he wanted something to keep his cat WB happy and entertained. Dissatisfied with the commercial products then on the market, he purchased pharmaceutical catnip for WB until a friend told him about a wild variety of the plant growing in the Virginia countryside. Soon, he was collecting and germinating his own catnip seeds. Other cat lovers started asking Seidman if he could provide catnip for their pets, which ultimately led a business that 35 years later is still going strong.

OurPet’s was founded in 1995 when it began making the revolutionary Big Dog Feeder elevated feeding system. Committed to remaining always on the cutting edge of innovation, the company has introduced an impressive series of breakthrough products since its inception, including the Play-N-Squeak line of cat toys. Characterized by the realistic mouse sound (generated by a computer chip) that they emit whenever swatted, Play-N-Squeak toys have been widely hailed for appealing to the natural hunting instincts of cats. In 2008, the Play-N-Squeak line received the Cat Fancy Choice Award for excellence.

“The Play-N-Squeak line of toys is really in a class by itself,” said Scott Fitzhugh, Vice President of Sales and Marketing at OurPet’s. “Play-N-Squeak reaches cats and brings out their ‘wild side’ in a way that no other toy can rival. The same can be said of Cosmic Catnip. This is why the Cosmic name has instant recognition and such a wide following among cat lovers everywhere. Having these two iconic brands together under the same corporate umbrella gives us a whole host of advantages from a sales and marketing point of view. We’re very excited by this acquisition.”

It’s safe to assume that cats and cat lovers will also be excited by this acquisition too, since it brings together two of the most dynamic innovators in the pet industry. “We believe the synergies from our combination of products to make us even stronger than we are today,” said Fitzhugh. “You can expect to see a lot of creative new cat products introduced to the market as a result of this transaction.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit our Websites (www.ourpets.com, www.smartscoop.com, www.ecoPureNaturals.com and www.playsnsqueak.com) for more information about the Company and its products.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the inability to close the transaction within the time frame anticipated or at all; the new business not being successfully integrated into OurPet’s operations; the new business not contributing expected revenues; business conditions and growth in the pet product industry; general economic conditions; the loss of significant customers during the transition in ownership; the loss of key personnel; rising costs for raw materials and the unavailability of sources of supply.

CONTACT: OurPet’s Company Dr. Steven Tsengas, CEO (440) 354-6500 (Ext. 111)	INVESTOR RELATIONS: Robert A. Lentz and Associates, Inc. Robert Lentz (614) 876-2000

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